Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 28, 2009, except for Note 19, as to which the date is October 16, 2009, with respect to the consolidated financial statements and schedule of Cellu Tissue Holdings, Inc. included in the Registration Statement (Form S-4) and related Prospectus of Clearwater Paper Corporation for the offer to exchange senior notes due 2018 for newly issued, registered senior notes due 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 29, 2011